                                                                    Exhibit 99.1

PENTON MEDIA ANNOUNCES BOARD OF DIRECTORS CHANGES
-------------------------------------------------

CLEVELAND, OH - June 14, 2004 - Penton Media, Inc. (OTCBB: PTON), a diversified business-to-business media company, today announced that Royce Yudkoff has joined its Board of Directors.

Penton's preferred stockholders appointed Yudkoff as a replacement for Daniel C. Budde, who resigned as a director, effective June 11. Budde, 43, was appointed a director by the Company's preferred stockholders in April 2002. His term was due to expire at Penton's 2005 stockholder's meeting.

Yudkoff, 48, co-founded ABRY Partners, an investment holding company based in Boston, in 1989, and currently serves as its president and managing partner. Prior to the formation of ABRY, Yudkoff was affiliated from 1980 to 1988 with Bain & Company, an international management consulting firm. He was a partner at Bain from 1985 until the time he co-founded ABRY.

Yudkoff is the chairman of Metrocall Holdings, Inc. and a director of Muzak Holdings LLC and Talent Partners. He graduated as a Baker Scholar from the Harvard Business School and is an honors graduate of Dartmouth College.

ABOUT PENTON MEDIA
------------------
Penton Media (www.penton.com) is a diversified business-to-business media company that provides high-quality content and integrated marketing solutions to the following industries: aviation; design/engineering; electronics; food/retail; government/compliance; business technology/enterprise IT; leisure/hospitality; manufacturing; mechanical systems/construction; health/nutrition and natural and organic products; and supply chain. Founded in 1892, Penton produces market-focused magazines, trade shows, conferences and online media, and provides a broad range of custom media and direct marketing solutions for business-to-business customers worldwide.



                                      # # #